SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 20, 2005

Intelsat, Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, Bermuda	HM 08
(Address of Principal Executive Offices)	(Zip Code)

(441) 294-1650

Registrant’s telephone number, including area code

n/a

(Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

As previously reported, William Atkins resigned his position as Chief Financial Officer of Intelsat, Ltd. effective from June 30, 2005. On July 20, 2005, Intelsat, Ltd. and Intelsat Holdings, Ltd. entered into an Amendment of Employment Agreement with Mr. Atkins (the “Amendment”), under the terms of which, among other things, Mr. Atkins will be employed as a finance consultant of Intelsat, Ltd. from July 21, 2005 through January 20, 2006. Pursuant to the Amendment, and subject to certain conditions set forth therein, Mr. Atkins will be entitled to severance and other payments of $1,280,000 in the aggregate; Intelsat, Ltd. or an affiliate thereof will repurchase all of the shares of equity of Intelsat Holdings, Ltd. held by Mr. Atkins for approximately $300,000; Mr. Atkins will forfeit all rights to restricted shares of Intelsat Holdings, Ltd., and Intelsat, Ltd. or an affiliate thereof will refund to Mr. Atkins certain taxes that had been withheld in connection therewith in the amount of approximately $100,000. Mr. Atkins will remain eligible to participate in certain group health plans and will be entitled to certain outplacement services and reimbursement of certain relocation expenses. Mr. Atkins agreed to release Intelsat, Ltd., Intelsat Holdings, Ltd. and certain other parties from claims in connection with his employment and his separation of employment from Intelsat, Ltd. The confidentiality, non-competition and other restrictive covenants applicable to Mr. Atkins pursuant to the existing employment agreement or other agreements that Mr. Atkins entered into during his employment remain intact.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 26, 2005

INTELSAT, LTD.

By:	/s/ Phillip L. Spector
Name:	Phillip L. Spector
Title:	Executive Vice President and General Counsel